Exhibit 5.5

June 7, 2013

Nortek, Inc.

50 Kennedy Plaza

Providence, RI 02903-2360

Ladies and Gentlemen:

We have acted as special Oklahoma counsel to Governair LLC and Temtrol, LLC (the “Oklahoma Guarantors”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed on June 7, 2013, by Nortek, Inc. (“Nortek”) and the guarantors listed therein, including the Oklahoma Guarantors, with the Securities and Exchange Commission in connection with (i) the issuance by Nortek in an exchange offer of $235,000,000 aggregate principal amount 8.5% Senior Notes due 2021 (the “Exchange Notes”), in exchange for a like principal amount of Nortek’s outstanding 8.5% Senior Secured Notes due 2021 and issued on October 18, 2012, and (ii) the guarantees of the Exchange Notes by the Oklahoma Guarantors (the “Exchange Guarantees”).

Documents Reviewed

We have reviewed the following documents (all of which are dated as of the date of this opinion letter unless otherwise noted):

(i)	Indenture dated as of April 26, 2011, between Nortek, Inc., the guarantors party thereto, and U.S. Bank National Association, as Trustee, as supplemented by a Supplemental Indenture dated as of May 23, 2011 (the “Indenture”);

(ii)	Articles of Organization of Governair LLC as certified by the Oklahoma Secretary of State on June 6, 2013;

(iii)	Operating Agreement of Governair LLC as certified by the Secretary of Governair LLC as of October 15, 2012;

(iv)	Written Consent of the member of Governair LLC dated October 15, 2012;

(v)	Good Standing Certificate of Governair LLC issued by the Oklahoma Secretary of State on June 6, 2013;

(vi)	Articles of Organization of Temtrol, LLC as certified by the Oklahoma Secretary of State on June 6, 2013;

(vii)	Operating Agreement of Temtrol, LLC as certified by the Secretary of Temtrol, LLC as of October 15, 2012;

(viii)	Written Consent of the member of Temtrol, LLC dated October 15, 2012; and

(ix)	Good Standing Certificate of Temtrol, LLC issued by the Oklahoma Secretary of State on June 6, 2013.

Opinions

Based upon the foregoing, it is our opinion that:

1.      Each of the Oklahoma Guarantors exists as a limited liability company in good standing in Oklahoma.

2.      Each of the Oklahoma Guarantors has the requisite company power and authority to execute, deliver, and perform its obligations under the Indenture and Exchange Guarantees.

3.      The execution, delivery, and performance of the Indenture and Exchange Guarantees have been duly and validly authorized by each of the Oklahoma Guarantors.

4.      The execution, delivery, and performance of the Indenture and Exchange Guarantees by each Oklahoma Guarantor will not violate (i) the Articles of Organization or Operating Agreement of the Oklahoma Guarantor or (ii) any Oklahoma law, statute, rule, or regulation of general application.

5.      The Oklahoma Guarantors have duly executed the Indenture.

Qualifications, Limitations, Assumptions, and Exceptions

The opinions in this letter are subject to the following qualifications, limitations, assumptions, and exceptions:

(a)     The opinion in 1 above is based solely on our review of the documents described in (ii), (v), (vi), and (ix) above.

(b)     We have not made any investigation of factual matters or the accuracy or completeness of any representation, warranty, any other information, whether written or oral, that may have been made by or on behalf of the parties to any of the documents described in this letter or otherwise, and we have assumed that none of such information, if any, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made, in light of the circumstances in which they are made, not misleading.

(c)     We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such copies.

(d)     The opinions expressed in this letter are limited to the matters stated in this letter, and no other opinions should be inferred beyond the opinions expressly stated.

(e)     This opinion is based only on the laws of the State of Oklahoma. We express no opinion about the laws of any other state or jurisdiction.

(f)     We have not been involved in the preparation of the Registration Statement, nor were we involved in the negotiation, preparation, or execution of the Indenture, Exchange Guarantees, or any of the related agreements executed or delivered in connection therewith. We have been retained solely for the purpose of rendering certain opinions under Oklahoma law.

The qualifications, limitations, assumptions, and exceptions in this letter are material to the opinions expressed in this letter, and the inaccuracy of any assumptions could render these opinions inaccurate.

We have prepared this opinion letter in accordance with customary practice for the preparation and interpretation of opinions of this type. We have assumed, and your acceptance of this letter shall confirm, that you (alone or with your counsel) are familiar with this customary practice.

This opinion letter is provided as a legal opinion only, effective as of the date of this letter, and not as representations of fact. We do not render any opinions except as stated above. By your acceptance of this opinion letter, you agree that it may not be relied upon, circulated, quoted, or otherwise referred to by any other person (other than you and your counsel, Weil, Gotshal & Manges LLP) for any other purpose without our prior written consent in each instance. We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Exchange Notes and the Exchange Guarantees. We also consent to the reference to our firm under the caption “Legal Matters” in a prospectus contained in the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,
/s/ MCAFEE & TAFT A PROFESSIONAL CORPORATION